EXHIBIT 10.1
                                                                    ------------

              The CIT Group/Commercial Services, Inc.            T: 212 382-7000
              1211 Avenue of the Americas
              New York, NY 10036

[GRAPHIC OMITTED]
     CiT

                                                     July 26, 2006

Blumenthal/Lansing Company, LLC
1 Palmer Terrace
Carlstadt, New Jersey 07072


Ladies and Gentlemen:

We refer to the Accounts Receivable Financing Agreement dated January 24, 2002 between Blumenthal/Lansing Company, LLC and us, as supplemented and amended (herein the "Financing Agreement"). Capitalized terms used and not otherwise defined herein shall have the same meanings given them in the Financing Agreement.

Effective as of the date hereof the Financing Agreement shall be, and hereby is, amended as follows:

1. The advance percentage against the value of the Eligible Inventory in the first sentence of Sub-Paragraph (b) of Paragraph 3.1 of the Financing Agreement shall be, and hereby is, increased from twenty percent (20%) to forty percent (40%).

2. The following sentence shall be inserted after the first sentence of Sub-Paragraph (b) of Paragraph 3.1 of the Financing Agreement:

         "We, in our sole discretion, may request and obtain, at any time and from time to time, an appraisal of your Inventory conducted by an appraiser selected by us and paid for by you, provided that in the absence of a Default hereunder you shall not be obligated to pay for more than one (i) such appraisal during any twelve (12) month period."

2. The second sentence in Paragraph 3.4 of the Financing Agreement shall be, and hereby is, deleted in its entirety and the following shall be inserted in lieu thereof:

         "The rate of interest shall be the Chase Rate on the first $2,500,000.00 of average net balances owing by you to us in your account at the close of each day during such month and one half of one percent (.50%) per annum in excess of the Chase Rate on such average net balances in excess of $2,500,000.00 owing by you to us in your account at the close of each day during such month, but in no event in either case less than five percent (5%) per annum.
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To compensate us for the use of our in-house legal department and facilities in documenting this agreement, you agree to pay us a Documentation Fee equal to $135.00. Said amount shall be due and payable upon the date hereof and may at our option be charged to your account under the Agreement on the due date thereof.

Except to the extent set forth herein, no other change or amendment in any of the terms, provisions or conditions of the Factoring Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter.


                                       Very truly yours,

                                       THE CIT GROUP/COMMERCIAL SERVICES, INC.

                                       By: /s/ ANTHONY MONTEMARANO
                                           -------------------------------------
                                           Name:  Anthony Montemarano
                                           Title: Vice President

Read and Agreed to:

BLUMENTHAL/LANSING COMPANY LLC

By: /s/ ROBERT A. LEVINSON
    ------------------------------
Name:  Robert A. Levinson
Title: Chairman